UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a party other than the Registrant / /

Check the appropriate box:

/ /   Preliminary Proxy Statement

/ / Confidential, for use of the Commission Only (as permitted by rule 14a-6(e)(2))

/X/   Definitive Proxy Statement

/ /   Definitive Additional materials

/ /   Soliciting Material Pursuant to section 240.14a-11(c) or
      section 240-14a-12

                               Moore Products Co.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     Name of Person(s) filing Proxy Statement, if other than the Registrant

Payment of filing Fee (Check the appropriate box):

/X/   No Fee required

                                     [LOGO]

                               MOORE PRODUCTS CO.
                                 Sumneytown Pike
                        Spring House, Pennsylvania 19477

                         -------------------------------
                          NOTICE OF 1997 ANNUAL MEETING
                                 OF SHAREHOLDERS
                            TO BE HELD ON MAY 1, 1997
                         -------------------------------

To Our Shareholders:

         The Annual Meeting of Shareholders of Moore Products Co. (the "Company") will be held on Thursday, May 1, 1997, at 11:00 A.M. local time at the office of the Company, Spring House, Pennsylvania, for the following purposes:

1.    To elect three directors of the Company for a term of four years;

2. To consider and vote upon a proposal to approve the 1997 Non-Employee Directors' Equity Incentive Plan;

3. To consider and vote upon a proposal to approve amendment of the Company's 1994 Incentive Stock Option and Non-qualified Stock Option Plan; and

4. To transact such other business as may properly come before the meeting, or any adjournments thereof.

         The close of business on March 13, 1997, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting or any adjournments thereof.

         Whether or not you expect to be present in person at the meeting, you are requested to execute promptly the enclosed proxy and return it in the envelope provided, which requires no further postage if mailed in the United States.

                                             By Order of the Board of Directors

                                             Robert E. Wisniewski
                                             Secretary and Treasurer

March 27, 1997

                               Moore Products Co.
                                 Sumneytown Pike
                             Spring House, PA 19477

                                 PROXY STATEMENT

         Proxies in the form enclosed are solicited by the Board of Directors of Moore Products Co. ("the Company") for use at the Annual Meeting ("the Meeting") of the Shareholders of the Company to be held May 1, 1997 and any adjournments thereof.

         Execution of the enclosed proxy will not in any way affect a shareholder's right to attend the meeting and vote in person; and shareholders giving proxies may revoke them at any time before they are exercised by a written revocation or duly executed proxy bearing a later date filed with the Secretary of the Company.

         The solicitation of the proxies being on behalf of the Board of Directors, all expenses in connection therewith will be paid by the Company. No solicitation is intended to be made by any manner other than the sending of this Proxy Statement through the mail which is expected to occur on or about April 1, 1997.

Voting Securities

         As of the record date, March 13, 1997, the Company had outstanding 2,585,972 shares of common stock, par value $1.00, each share entitled to one vote, and 175,950 shares of convertible preferred stock, par value $1.00, each share entitled to five votes. The preferred stock is convertible at any time, at the option of the holder, into common stock at the rate of one share of common stock for each 2-1/2 shares of preferred stock. The common and preferred shares are collectively referred to herein as the "voting shares." In the election of directors, assuming a quorum is present, the nominees receiving the highest number of votes cast at the Meeting (with the common stock and preferred stock voting as a single class) will be elected. The affirmative vote of a majority of the votes cast at the Meeting is required for the approval of Proposal 2 and 3, assuming a quorum is present. Abstentions, or the withholding of, or specific direction not to cast any vote on a specific matter, such as broker non-votes, will not constitute the casting of a vote on such matter.

Beneficial Ownership of Principal Shareholders and Management

         The following table sets forth, as of March 13, 1997, (except where otherwise indicated) certain information concerning the beneficial ownership of the Company's outstanding voting shares by (i) each person who is known by the Company to be the beneficial owner of more than 5% of either class of such voting shares, (ii) each director and nominee for director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table appearing later in this Proxy Statement, and (iv) all directors and executive officers of the Company as a group. Such information is based upon information supplied by such persons.



Name of Beneficial                         Class of       Amount and Nature of        Percent
Owner of Group (1)                      Voting Shares    Beneficial Ownership (2)     of Class
------------------                      -------------    ------------------------     --------

Mellon Bank Corporation                   Common                 636,156 (3)(4)         24.0
                                          Preferred              172,890 (4)            98.3

Moore Products Co. Pension Plan           Common                 500,000 (5)            19.3

Frances O. Moore                          Common                 326,854 (3)(6)         12.3
                                          Preferred              172,890 (6)            98.3

Peter Cundill & Associates                Common                 196,425 (7)             7.6

Dimensional Fund Advisors Inc.            Common                 119,400 (8)             4.6

Franklin Resources, Inc.                  Common                 134,700 (9)             5.2

Wachovia Corporation                      Common                 135,665 (10)            5.3


Robert B. Adams, Director                 Common                   4,033                  *

Edward J. Curry, Director,                Common                   7,692 (11)(12)         *
     Executive Vice President and
     Chief Operating Officer

F. Lawton Hindle, Director                Common                   2,520 (11)             *

Edward T. Hurd, Director                  Common                   --                    --

James O. Moore, Director                  Common                 352,133 (3)(11)(14)    13.6
                                          Preferred                1,020                  *

Thomas C. Moore, Director                 Common                 345,492 (3)(13)        13.4
                                          Preferred                1,020                  *

William B. Moore, Director                Common                 365,293 (3)(11)(15)    14.1
     President and Chief                  Preferred                1,020                  *
     Executive Officer

Raymond M. Reed, Director                 Common                       --                 --

Ralph H. Owens, Director                  Common                   4,331                  *

Edwin G. Rorke, Director                  Common                   6,022                  *

Edward M. Coll, Vice President -          Common                   5,105 (11)             *
     General Manager, Systems Division

James McDonald, Vice President,           Common                   4,721 (11)             *
     Sales

                                       3



All directors and executive               Common                 975,859 (3)(16)        37.3
     officers as a group                  Preferred                3,060                 1.7
     (13 in number)
----------
*Less than 1%

 (1) The address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, PA 15258. The address of the Moore Products Co. Pension Plan is c/o Benefits Committee, Moore Products Co., Sumneytown Pike, Spring House, PA 19477. The addresses of F. O. Moore, T. C. Moore, J.
          O. Moore and W. B. Moore are c/o Moore Products Co., Sumneytown Pike, Spring House, PA 19477. The address of Peter Cundill & Associates (Bermuda), Ltd. is 15 Alton Hill, Southampton, SN 01, Bermuda. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The address of Franklin Resources, Inc. is 777 Mariners Island Blvd., P.O. Box 7777, San Mateo, CA 94403-7777. The address of Wachovia Corporation is 301 North Main Street, Winston-Salem, NC 27150-3099.

 (2) Except as otherwise indicated, the beneficial ownership reflected in this Proxy Statement is based upon sole voting and dispositive power (other than in the case of co-trustees, where such powers are shared).

 (3) Includes shares issuable upon the assumed conversion of the preferred shares beneficially owned by such person or entity.

 (4) Represents shares held as of December 31, 1996 by Mellon Bank Corporation and its affiliates ("Mellon") in various fiduciary capacities according to the Schedule 13G filed by it with the Securities and Exchange Commission. Includes: an aggregate of 257,698 common shares, and all of the indicated preferred shares, held as co-trustee (with Frances O. Moore) of the Trust under the Will of the late Coleman B. Moore; and an aggregate of 300,000 common shares held as co-trustee (with T. C. Moore, J. O. Moore, and W. B. Moore) of two trusts established by Coleman B. Moore.; but does not include any of the common shares referred to in footnote (5) below.

 (5) Under the terms of the Company's Pension Plan and Trust, the Company's Benefits Committee has the power and duty to direct Mellon Bank Corporation, as Trustee, as to the voting, holding and sale of the Company common shares held in the Plan; however, by law Mellon, as Trustee, may have certain duties as to the management and voting of such common shares. The current members of the Company's Benefits Committee are: E. J. Curry, Executive Vice President and Chief Operating Officer of the Company; R. E. Wisniewski, Secretary and Treasurer of the Company; and M. Moran, Personnel Manager, all of whom disclaim beneficial ownership of the common shares held by the Plan. The decisions of the Benefits Committee with respect to the voting, holding and sale of such common shares are required to be made by a majority of the members of the Benefits Committee.

 (6) Includes the common and preferred shares held by her as co-trustee of the Trust under the Will of Coleman B. Moore referred to in footnote
          (4) above.

 (7) According to a joint Schedule 13D filed by Peter Cundill & Associates (Bermuda) Ltd. ("PCB"), Peter Cundill Holdings (Bermuda) Ltd. ("Holdings") and F. Peter Cundill ("Cundill"), includes as of December 31, 1996: (i) 152,200 common shares owned by Cundill Value Fund, as to which PCB has sole voting and dispositive power, and (ii) 44,225 common shares owned by investment advisory clients as to 22,875 of which common shares PCB shares voting and dispositive power; and as to 21,350 of which common shares PCB shares dispositive power only. PCB could be deemed to be controlled by Holdings, which, in turn, could be deemed to be controlled by Cundill.

 (8) According to their Schedule 13G, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of such shares as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (9) According to their Schedule 13G, as of December 31, 1996, such shares are owned by investment funds or other managed accounts as to which Franklin Advisory Services, Inc., an investment advisor and subsidiary of Franklin Resources Inc. ("FRI"), has sole voting and dispository power. FRI's principal shareholders are Charles B. Johnson and Rupert
          H. Johnson, Jr.

 (10) According to their Schedule 13G, shares are held as of December 31, 1996 by Wachovia Corporation.

 (11) Includes, with respect to the particular named individual, shares issuable under currently exercisable stock options granted to him as follows: E. J. Curry - 6,600 common shares; F. L. Hindle - 2,520 common shares; J. O. Moore - 1,800 common shares; W. B. Moore - 7,500 common shares; E. M. Coll - 4,280 common shares; J. McDonald - 4,500 common shares.

 (12) Does not include the 500,000 common shares held by the Company's Pension Plan (see footnote (5) above).

 (13) Includes: 10,000 common shares held by him as trustee for his children; 300,000 common shares held by him as co-trustee of the two trusts referred to in footnote (4) above; 13,000 common shares held by him as co-trustee of a trust established by Frances O. Moore; and 2,294 common shares held by him as custodian for his minor grandchildren.

 (14) Includes: 300,000 common shares held by him as co-trustee of the two trusts referred to in footnote (4) above; and 13,000 common shares held by him as co-trustee of a trust established by Frances O. Moore.

 (15) Includes: 300,000 common shares held by him as co-trustee of the two trusts referred to in footnote (4) above; 13,000 common shares held by him as co-trustee of a trust established by Frances O. Moore; and an aggregate of 7,350 common shares owned directly by his minor children.

 (16) Includes 31,080 common shares issuable under currently exercisable stock options, and the 500,000 common shares held by the Company's Pension Plan (see footnote (5) above).

----------
Thomas C. Moore, James O. Moore, and William B. Moore are brothers and the sons of the late Coleman B. Moore, founder of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports they file.

       Based solely upon review of the copies of such reports furnished to the Company and/or written representations, the Company believes that, except as further described below, there was compliance for the fiscal year ended December 31, 1996 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners. Raymond M. Reed, a director of the Company, filed an initial report of ownership in 1996 which was due in a prior year. Such report reflected no ownership of Company securities.

                            1. ELECTION OF DIRECTORS

       The By-Laws of the Company provide for a Board of Directors not less than five nor more than eleven in number, to be divided into four classes of directors. At the 1997 Annual Meeting, the shareholders will elect three directors for a term expiring in 2001. The following have been nominated by the Board of Directors to serve as directors until the 2001 Annual Meeting of shareholders, or until a successor is elected and has duly qualified.

       Robert B. Adams     Edward T. Hurd              Edwin G. Rorke

       The above nominees currently are serving as directors of the Company and were elected by the Company's shareholders, except for Mr. Hurd who was elected by the Board in June 1996. It is intended that the proxies will be voted for the nominees or for substituted nominees, in case any nominee becomes unavailable, which is not contemplated. However, proxies will not be voted for the election of more than three directors.

       The following table sets forth as of March 13, 1997, certain information with respect to the nominees for election as a director, and each director whose term of office will continue after the Annual Meeting.


                                                                                 Present
                                                                       Director  Term
Name and Occupation (1)                                     Age        Since     Expires
-----------------------                                     ---        -----     -------

Robert B. Adams *                                           66         1986       1997
     President, CEO & Director, EST Group, Inc.
     (a manufacturer of industrial dampers, pressure
     plugging and testing equipment) since 1994;
     President, Product Development Services Co.
     (a management and engineering consulting firm)
     since 1993; Retired in 1993 as Vice President,
     Engineering and Secretary of the Company

Edward T. Hurd *                                            58         1996       1997
     Chairman of the Board of the Company
     since August 1996, and independent consultant
     to the Company since April 1996; formerly
     Executive Vice President of Honeywell, Inc. and
     President of Industrial Control, a division of
     Honeywell, Inc.; Director, Total Control Products Inc.
     (a provider of control products for the industrial
     automation market); Director, Iconics, Inc.
     (a manufacturer of industrial automation software)

                                       7



Edwin G. Rorke *                                            74         1968       1997
     Chairman Emeritus; formerly
     Chairman of the Board of the
     Company; Retired in 1988 as Chief
     Executive Officer of the Company

F. Lawton Hindle                                            65         1995       1998
     Retired in 1995 as President of
     Moore Products Co. (Canada), Inc.
     (a wholly-owned subsidiary of
     the Company)

Thomas C. Moore                                             64         1969       1998
     Retired in 1994 as Regional
     Manager of the Company

Edward J. Curry *                                           50         1986       1999
     Executive Vice President and Chief
     Operating Officer of the Company

Raymond M. Reed                                             61         1991       1999
     President, R. Reed & Associates, Inc.
     (a management consulting firm) and
     R. Reed Business Systems Consulting, Inc.
     (a systems implementation support firm);
     independent consultant to the Company since
     1984

James O. Moore *                                            56         1978       2000
     Director of Corporate
     Technology of the Company

William B. Moore *                                          54         1978       2000
     President and Chief Executive
     Officer of the Company

Ralph H. Owens                                              80         1974       2000
     Retired in 1986 as Senior
     Vice President of the Company

* member of the Executive Committee
----------
 (1) Unless otherwise indicated, the named individuals have held the specified positions (other than directorships), or other positions with the indicated entities, for at least five years.

Information Concerning Meetings and Certain Committees

         Six meetings of the Board of Directors were held in 1996. No director attended fewer than 75% of the total meetings of the Board and of any Board Committees on which he served.

       The Company has Audit and Compensation Committees, but does not have a Nominating Committee.

       The Audit Committee, the members of which are presently Robert B. Adams, Edward J. Curry, and Edwin G. Rorke, held four meetings in 1996. The Audit Committee recommends the engagement of independent accountants, reviews the scope of the audit, reviews the financial statements and performance of the independent accountants, considers comments made by the independent accountants with respect to the Company's system of internal accounting controls, reviews controls with the Company's financial and accounting staff and reviews nonaudit services provided by the Company's independent accountants.

         A Compensation Committee is appointed each year to study and make recommendations to the Board regarding compensation of officers. That committee held four meetings in 1996. The members of the committee are (and during all of 1996 were) Robert B. Adams, Thomas C. Moore, and Ralph H. Owens.

Compensation Committee Interlocks and Insider Participation

Messrs. Owens and Adams formerly were officers and Thomas C. Moore formerly was a Regional Manager of the Company.

Compensation of Directors

       Directors, other than those currently employed by the Company, are paid $400 (increased to $1,000 effective February 4, 1997) plus travel expenses for each Board and Committee meeting they attend on separate days. It is also anticipated that current non-employee Directors will each receive annual stock option grants under the proposed 1997 Non-Employee Directors Equity Incentive Plan, subject to shareholder approval at the May 1, 1997 Annual Meeting (see Proposal 2 herein).

       On occasion, directors are compensated on a per diem basis for specific consulting services and related business expenses. Consulting fees during 1996 of $15,038 were paid to Raymond M. Reed or his affiliated consulting firm and $61,500 was paid to Edward T. Hurd.

         In addition to cash compensation, Messrs. Reed and Hurd in 1996 were granted stock options in their capacity as consultants to the Company, subject to approval by shareholders of amendments to the 1994 Incentive Stock Option Plan (see Proposal 3 herein ) at the May 1, 1997 Annual Meeting. Mr. Reed was granted stock options to purchase 10,000 shares of common stock at $18.50 per share. The right to exercise such options vests in 2,000 share increments, following such shareholder approval and achievement of certain consolidated operating goals by the Company. Mr. Hurd was granted stock options to purchase 50,000 shares of common stock at $18.00 to $18.50 per share. The right to exercise such options vests as to 20,000 shares immediately following such shareholder approval, and the remainder vests in increments of 7,500 shares upon achievement of certain consolidated operating goals by the Company.

       At his retirement in 1993, Robert B. Adams (former Vice President, Engineering, Secretary and a member of the Board of Directors) entered into a consulting and non-compete agreement with the Company for a three year period ending March 31, 1996. Mr. Adams or his affiliated consulting firm was paid $5,000 under this agreement during 1996.

       At his retirement in 1995, F. Lawton Hindle, (former officer of the Company's Canadian subsidiary and a member of the Board of Directors) entered into a consulting and non-compete agreement with the Company for a three-year period ending December 31, 1997. Mr. Hindle was paid $20,000 under this agreement during 1996 and future compensation to be paid under this agreement is not expected to exceed $10,000 over the remaining term.

                 2. APPROVAL OF THE 1997 NON-EMPLOYEE DIRECTORS'
                    EQUITY INCENTIVE PLAN

         At the Meeting the shareholders will be asked to approve the Company's Non-Employee Directors' Equity Incentive Plan (the "Outside Directors' Plan"). The Outside Directors' Plan was adopted by the Company's Board of Directors in February 1997, subject to the approval of the shareholders of the Company.

         The purpose of the Outside Directors' Plan is to enable the Company, through the grant of stock options to non-employee ("outside") directors of the Company, to attract and retain highly-qualified outside directors and, by providing them with such a stock based incentive, to motivate them to promote the best interests of the Company and its shareholders. For the purposes of the Plan, outside directors are directors who, at the time of granting of options under the Plan, are not and for the prior twelve months have not been employees of the Company or any of its subsidiaries.

         The following is a summary of the principal features of the Outside Directors' Plan. This summary, however, does not purport to be a complete description of all the provisions of the Plan. Any shareholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's offices in Spring House, Pennsylvania.

         The Outside Directors' Plan is to be administered by the Board of Directors and authorizes up to an aggregate of 50,000 shares of the Company's common stock ("Shares") for the granting of nonqualified stock options to outside directors. Generally, Shares subject to options that remain unexercised upon expiration or earlier termination of such options will once again become available for the granting of options under the Plan. Authorized but unissued Shares or treasury Shares may be issued under the Plan.

         The Outside Directors' Plan provides for the automatic granting to each outside director, shortly following each of the Company's Annual Meetings of Shareholders during the term of the Plan, of an option for 1,000 Shares, with an exercise price equal to 100% of the fair market value of a Share at the date of grant. Each 1,000 Share option will become exercisable six months after date of grant and will expire ten years after date of grant, subject to earlier exercise and termination in certain circumstances. If an outside director ceases to be an outside director for any reason, his outstanding options will remain exercisable (to the extent they were exercisable at the time of his ceasing to be an outside director) for various specified periods of time up to a maximum of nine months.

         The number of Shares authorized for issuance under the Outside Directors' Plan, the number of Shares with respect to which options automatically will be granted, and the number of Shares issuable under (and the exercise price of) outstanding options are subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. The Plan further provides that, in the event of a merger, consolidation or other specified corporate transactions, the Board of Directors, in its discretion, may terminate the outstanding options, in which case the options to be so terminated immediately will vest and become exercisable for a specified period prior to the date of such termination.

         The Board of Directors, at any time, may suspend or discontinue the Plan and, subject to certain limitations, may amend the Plan and any outstanding options in any respect (including, without limitation, to increase the number of Shares authorized for issuance under the Plan and to extend for the duration of the Plan) without shareholder approval, unless such shareholder approval is required by applicable law, rule or regulation. The Plan will become effective upon its approval by the Company's shareholders and will expire on December 31, 2004, unless terminated earlier by the Board of Directors.

         No options have yet been granted under the Outside Directors' Plan. Assuming the Plan is approved by the shareholders at the 1997 Annual Meeting and the Board of Directors' nominees for election as directors are elected, on the third business day following the Meeting, options for an aggregate of 7,000 Shares, or 1,000 Shares each, automatically will be granted to the Company's seven non-employee directors (Messrs. Adams, Hurd, Rorke, Hindle, T.C. Moore, Reed and Owens). The other directors (Messrs. Curry, J.O. Moore and W.B. Moore) are employees of the Company and, as such, are currently ineligible to receive options under the Outside Directors' Plan. Following subsequent Annual Meetings during the term of the Plan, the number of automatic 1,000 share Option grants under the Plan will depend upon the number of non-employee directors who are elected at such Meetings or whose terms as directors are continuing. The exercise price of the 1997 options and of future option grants under the Plan will be equal to 100% of the fair market value of the Shares on the date of grant. On March 13, 1997, the closing price of a Share on the Nasdaq Stock Market was $23.

         Messrs. Hurd and Reed (who are outside directors of the Company), in their capacities as consultants to the Company, were granted options to purchase 50,000 and 10,000 Shares, respectively, under the Company's 1994 Incentive Stock Option and Non-Qualified Stock Option Plan (the "1994 Plan"). These options are contingent upon shareholder approval of the amendment of the 1994 Plan permitting options under the 1994 Plan to be granted to consultants (see Proposal 3 herein). Assuming the amendment of the 1994 Plan is approved by the shareholders, additional options could be granted to Messrs. Hurd and Reed or to other directors or other persons who might become consultants to the Company, but the Compensation Committee currently has no plans to grant any further options under the 1994 Plan to Messrs. Hurd or Reed or to any other outside directors or other persons who might become consultants. (See Item 1. "Election of Directors -- Compensation of Directors" above for further information concerning options granted and compensation paid and to be paid to non-employee directors of the Company.)

Certain Federal Income Tax Consequences

         The Company has been advised that, under present federal tax laws and regulations as in effect on February 28, 1997, the Federal income tax consequences to the Company and the outside directors receiving stock options pursuant to the Outside Directors' Plan are as described below. The following discussion is only a brief summary of such tax consequences, is not intended to be all inclusive or to constitute tax advice, and, among other things, does not cover possible state, local or foreign tax consequences.

         Upon the grant of an Option, no income will be realized by the optionee for federal income tax purposes. Upon the exercise of such an Option, the amount by which the fair market value of the Shares at the time or exercise exceeds the exercise price will be taxed as ordinary income to the optionee, and the Company will be entitled to a corresponding deduction. Upon an optionee's sale of such Shares, any difference between the sale price and the fair market value of such Shares on the date of exercise will be treated as capital gain or loss if the Shares have been held as capital assets.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF SUCH PLAN.

                  3. AMENDMENT OF 1994 INCENTIVE STOCK OPTION AND NON-QUALIFIED STOCK OPTION PLAN

         At the Meeting, the shareholders further will be asked to approve amendment of the Company's 1994 Incentive Stock Option and Non-qualified Stock Option Plan (the "1994 Plan"). The 1994 Plan was originally adopted by the Company's Board of Directors and approved by the shareholders of the Company at the Annual Meeting 1994. In 1996, the 1994 Plan was amended to increase the number of Shares authorized for issuance under the Plan. Subsequently, the Board of Directors further amended the 1994 Plan, subject to shareholder approval, to make non-employee consultants under contract with the Company eligible to receive options under the Plan. The Board also amended the Plan in certain other relatively minor respects for which shareholder approval is not required and is not being sought.

         The Board of Directors believes that the proposed change to include consultants as eligible to participate is necessary in order for the 1994 Plan to continue to fulfill its purpose of assisting the Company in attracting and retaining key individuals with special skills, talents and experience and to motivate them, through stock ownership in the Company, to promote the best interests of the Company and its shareholders.

         The following is a summary of the principal features of the 1994 Plan as it would apply to consultants. This summary, however, does not purport to be a complete description of all the provisions of the 1994 Plan. Any shareholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's offices in Spring House, Pennsylvania.

         The 1994 Plan authorizes the granting of incentive stock options (within the meaning of Section 422 of the Code) ("ISOs") and non-qualified stock options for up to an aggregate of 750,000 Shares. Shares subject to options granted under the Plan which remain unexercised upon expiration or earlier termination of such options will once again become available for the granting of options under the Plan. Authorized but unissued Shares or treasury Shares may be issued under the Plan.

         The 1994 Plan is administered by the Compensation Committee of the Board (the "Committee") which is given broad discretion under the Plan. The Plan, as amended, authorizes the Committee to grant ISOs and non-qualified stock options to officers (including officers who also are directors) and other key employees, and to grant non-qualified stock options to consultants (including consultants who also are directors), of the Company and its subsidiaries. Prior to the amendment of the Plan for which shareholder approval is being sought, non-employee consultants were not eligible to receive options under the Plan. There currently are two consultants (who are also directors of the Company), five officers and approximately 153 others eligible for participation in the Plan as amended, although these numbers are subject to increase or decrease in the future.

         The exercise price of options granted under the Plan must be at least equal to the fair market value of the Company's Shares on the date of grant of the option. Options under the Plan may not extend for more than ten years and become exercisable in such installments as the Committee may specify, but not earlier than six months from the date of grant, except in limited circumstances. ISO's and, unless otherwise permitted by the committee, non-qualified stock options are not transferable by optionees other than by will or pursuant to the laws of descent and distribution.

         If an optionee's consultancy with the Company is terminated for any reason, his or her option will remain exercisable, to the extent of the number of Shares with respect to which it was exercisable at the time of termination of such consultancy (or to any greater extent permitted by the Committee), until the expiration date of such option or until such earlier accelerated termination date as the Committee, in its discretion, may determine. However, subject to certain exceptions, such accelerated option termination date may not be earlier than the date of the optionee's termination of consultancy, and in the case of termination of consultancy due to death, not earlier than one year after the date of death. Further, such accelerated option termination date may not be later than three years after the date of death. Special rules apply with respect to an optionee who dies after termination of consultancy but while his or her option remains in effect.

         The number of Shares authorized for issuance under the 1994 Plan and issuable under outstanding options, as well as the exercise price of outstanding options, is subject to adjustment in the event of a stock split, stock dividend or similar change in the capitalization of the Company. The Plan further provides that, in the event of a merger, consolidation or other specified corporate transaction, options shall be assumed by the surviving or successor corporation, if any. However, the Plan also authorizes the Committee, in its discretion, to terminate all or a portion of the outstanding options in the event of such a corporate transaction and further authorizes the Committee, in its discretion, to accelerate the exercise date of all or a portion of any options to be so terminated. The Committee also has the authority under the Plan to accelerate the exercise date of options if it determines that a change of control of the Company has occurred or is likely to occur.

         Subject to certain limitations, the Board of Directors may discontinue or amend the Plan as it deems necessary, but no discontinuance or amendment may adversely affect the rights of an optionee with respect to an outstanding option without his or her consent. However, subject to certain exceptions, shareholder approval generally will be required for any amendment which would materially:
(i) increase the benefits accruing to executive officers or directors under the Plan; (ii) increase the number of Shares which may be issued under the Plan;
(iii) modify the requirements as to eligibility to participate in the Plan; or
(iv) extend the duration of the Plan. Unless earlier terminated by the Board of Directors, the Plan will automatically terminate in February, 2004, although options granted under the Plan prior to such termination may be exercised after termination in accordance with their terms.

         Options for 50,000 Shares and 10,000 Shares, respectively, have been granted under the 1994 Plan to Messrs. Hurd and Reed, respectively, subject to shareholder approval of amendment of the Plan. (See "Compensation of Directors" and Proposal 2 herein for further information concerning the compensation and options of said individuals and for the closing price of a Share on a recent date.) The Committee has no current plans to issue any further options under the 1994 Plan to consultants.

Certain Federal Income Tax Consequences

         The Federal income tax consequences to the Company and to consultants receiving stock options pursuant to the 1994 Plan are substantially the same as those set forth with respect to the Outside Directors' Plan (see Proposal 2 herein).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AMENDMENT TO THE 1994 PLAN.

                  4. OTHER MATTERS

         The Board of Directors does not know at present of any matters to be presented at the Meeting other than those mentioned in the Notice of Meeting and customary procedural matters. However, if other matters should properly come before the Meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies, to the extent permitted by applicable rules of the Securities and Exchange Commission.

                             ADDITIONAL INFORMATION

Report of the Compensation Committee

         Executive compensation at the Company is comprised primarily of base salary, split-dollar life insurance, a pension plan, a 401(k) employee retirement savings plan with corporate matching contributions and a stock option plan. In addition, from time to time, executive officers and all employees have received annual bonuses determined at the discretion of the Board of Directors based upon the profitability of the Company. No such bonuses have been paid to any officers or employees since 1993.

         The Company's executive compensation program, including that for its Chief Executive Officer, is guided by principles designed to align compensation with overall business strategy, the current and long-term initiatives of management, overall corporate performance and Company values. It is also compared against statistical studies of comparable positions and responsibilities in similar organizations to test the competitiveness of the overall executive compensation program.

         The Committee periodically reviews overall compensation policy and design with the intention of considering changes dictated by industry trends and Company performance, and the Committee currently is in the process of such a review which may result in changes in the Company's compensation policies. In the most recent three years, executive compensation has been influenced by competitive economic conditions in the Company's industry and corresponding impact on the operating results of the Company. Modest pay increases in the period 1994 through 1996 were granted to maintain competitive salary structures.

         Aside from base pay, which is commensurate with responsibility, there are presently no distinctive features to the compensation program for the Chief Executive Officer or individual executive officers. Prior to 1994, the Company had no stock option or long-term compensation arrangements for its executive officers. In 1994 the Board of Directors and shareholders adopted a stock option plan, for the benefit of all key employees, including executive officers. Options granted in 1996 were based upon individual influence, initiative and managerial ability in initiating changes that are intended to yield long-term profitability and enhance shareholder value. No particular weight was ascribed by the Committee to any one or more of these factors. Furthermore, the Committee did not rely on any particular hurdles, benchmarks or other objective criteria in awarding these options.

                             Compensation Committee:
                                 Thomas C. Moore
                                 Ralph H. Owens
                                 Robert B. Adams

March 22, 1997

Summary Compensation Table

       The following table sets forth certain information concerning the compensation paid or accrued to or for: (i) the Company's Chief Executive Officer and (ii) the only other executive officers whose total annual salary and bonus exceeded $100,000 for 1996.

                               Annual Compensation     Long-Term Compensation
                               ------------------- -----------------------------
                                                      Shares
                                                   Underlying     All Other
Name and                          Salary    Bonus    Options     Compensation
Principal Position        Year      ($)      ($)      (#)            ($)
--------------------------------------------------------------------------------
William B. Moore          1996    166,000     0      3,000          5,851
    President and         1995    166,000     0          0          5,851
    Chief Executive       1994    163,231     0     10,000          3,069
    Officer

Edward J. Curry           1996    157,000     0      3,000          5,320
    Executive Vice        1995    147,385     0     11,000          5,152
    President and         1994    139,577     0      7,000          2,634
    Chief Operating
    Officer

James McDonald            1996    111,885     0      2,000          4,496
    Vice President,       1995    101,231     0      8,000          4,597
    Sales                 1994     96,962     0      4,500          2,913

Edward M. Coll            1996    109,808     0      2,000          4,423
    Vice President-       1995     94,515     0      7,800          1,890
    General Manager,      1994     88,294     0      4,200            314
    Systems Division

       Amounts disclosed as "all other compensation" represent Company matching contributions under a 401(k) retirement savings plan, and annual premiums paid under an officer split-dollar insurance program that provides supplemental life insurance coverage for each executive officer equal to annual base salary (up to a maximum of $100,000) to retirement and $100,000 after retirement. A portion of the premiums paid by the Company for an executive officer's split-dollar policy will be repaid to the Company out of the death benefit under such policy.

Pension Plan

       The Company has a defined benefit pension plan which covers all employees over age 21 with one year of service. A plan member's annual pension is 1.5% of the average of his highest five consecutive years' base salary, multiplied by the number of years of credited service at date of retirement. The base salary or wages paid by the Company to plan participants is the only compensation covered by the plan. The 1996 base salaries and credited years of service for the executive officers listed above were as follows: W. B. Moore - $166,000 with 29 years; E. J. Curry - $157,000 with 17 years; J. McDonald - $115,000 with 25 years; and E. M. Coll - $115,000 with 25 years.

       The following table illustrates the estimated straight-life annual retirement benefits payable at normal retirement age under the plan. The benefits listed are not subject to any deduction for Social Security benefits or other offset amounts. Benefits are subject to limitations imposed by the Internal Revenue Code, which includes a $150,000 annual compensation limit.

                                Years of Service
                   ----------------------------------------------------------
Remuneration       10 Years         20 Years          30 Years       40 Years
------------       --------         --------          --------       --------

  $ 100,000         $ 15,000         $ 30,000         $ 45,000       $ 60,000
    125,000           18,750           37,500           56,250         75,000
    150,000           22,500           45,000           67,500         90,000
    175,000           22,500           45,000           67,500         90,000
    200,000           22,500           45,000           67,500         90,000
    225,000           22,500           45,000           67,500         90,000


Stock Option Grants, Exercises and Holdings

       The following tables set forth certain information concerning options to purchase common stock granted to and exercised by the individuals named in the Summary Compensation Table during 1996, and unexercised stock options held by them at the end of 1996:


                                    Option Grants in 1996
                                      Individual Grants
                    -----------------------------------------------------
                                   % of Total                                 Potential Realizable
                     Number of      Options                                     Value at Assumed
                       Shares      Granted to     Exercise                    Annual Rate of Stock
                    Underlying      Employees      or Base                    Price Appreciation For
                      Options       in Fiscal       Price      Expiration          Option Term
          Name      Granted (#)       Year         ($/Sh)        Date         5% ($)       10% ($)
          ----      -----------       ----         ------        ----         ------       -------

William B. Moore     3,000 (1)       2.15%         19.525       5/1/01         9,386        27,184

Edward J. Curry      3,000 (2)       2.15%         17.75        5/1/06        33,488        84,866

James McDonald       2,000 (2)       1.43%         17.75        5/1/06        22,325        56,577

Edward M. Coll       2,000 (2)       1.43%         17.75        5/1/06        22,325        56,577

 (1) The exercise price of these options was 110% of the fair market value on the date of grant, and they become exercisable in four equal installments commencing on date of grant, subject to possible acceleration in certain circumstances.

 (2) The exercise price of these options was 100% of the fair market value on the date of grant, and they become exercisable in five equal installments commencing on date of grant, subject to possible acceleration in certain circumstances.

          Aggregate Option Exercises in 1996 and Year-End Option Values


                                                           Number of Shares                Value of Unexercisable
                           Shares         Value         Underlying Unexercised            In-the-Money Options at
                         Acquired on     Realized       Options at FY-End (#)                    FY-End ($)
      Name              Exercise (#)       ($)        Exercisable/Unexercisable        Exercisable/Unexercisable (1)
      ----              ------------       ---        -------------------------        -----------------------------

William B. Moore            None           N/A              5,000 / 8,000                       5,250 /  5,250

Edward J. Curry             None           N/A              5,000 / 16,000                     11,825 / 30,800

James McDonald              None           N/A              3,400 / 11,100                      8,075 / 21,737

Edward M. Coll              None           N/A              3,240 / 10,760                      7,685 / 20,965

 (1) Market value of underlying securities at year-end, minus the exercise price of "in-the-money" options.

Shareholder Return Performance Graph

       The following graph compares for the years 1992 through 1996 the yearly change in the cumulative total shareholder return on the Company's common stock with the cumulative total returns, as calculated by Media General Financial Services, for the NASDAQ Market Value Index and an index comprised of 154 publically traded companies as classified by Dow Jones & Company, Inc. into an industry group identified as "Industrial Technology."

                                [GRAPHIC OMITTED]

     The printed document contains a line graph depicting the following plot points:

                         1991      1992      1993      1994      1995      1996
                         ----      ----      ----      ----      ----      ----
 Moore Products Co.       95       74.04     66.1      65.04     76.23     76.77
 Industry Index           95      102.93    112.44    124.09    174.45    172.95
 NASDAQ                   95      100.98    121.13    127.17    164.96    204.98



       The above graph assumes that the value of the investment was $100 on December 31, 1991, and that all dividends were reinvested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

       Ernst & Young LLP served as the Company's independent public accountants to audit the accounts of the Company and its subsidiaries for 1996. Auditors to serve in 1997 will be appointed in May, 1997 in accordance with the Company's standard practice. Ernst & Young LLP has served as the Company's auditors since 1968. Representatives of Ernst & Young LLP will not be present at the Annual Meeting.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

       Under Securities and Exchange Commission rules, shareholders meeting specific eligibility requirements are entitled to have certain types of proposals included in the Company's Proxy Statement. Any such shareholder desiring to have a proposal included in the Company's Proxy Statement for its 1998 Annual Meeting must delivery such proposal (which must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934) to the attention of the Corporate Secretary, at the address of the Company set forth below, not later than December 8, 1997.

Annual Report

The Annual Report to shareholders containing audited results for the year 1996 accompanies this Proxy Statement, but is not to be regarded as proxy solicitation material.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO THE ATTENTION OF THE CORPORATE TREASURER, MOORE PRODUCTS CO., SPRING HOUSE, PENNSYLVANIA 19477.

                                          ROBERT E. WISNIEWSKI
                                          Secretary & Treasurer

March 27, 1997

                               MOORE PRODUCTS CO.
                   Annual Meeting of Shareholders May 1, 1997

            This Proxy Solicited on Behalf of the Board of Directors

         The undersigned hereby appoint(s) EDWARD J. CURRY and ROBERT E. WISNIEWSKI or either of them, with full power of substitution, proxies to vote, as designated on the reverse side, all of the voting shares of capital stock of MOORE PRODUCTS CO. held of record by the undersigned on March 13, 1997, at the Annual Meeting of Shareholders to be held on May 1, 1997, and at any adjournments thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 ON THE REVERSE SIDE AND IN ACCORDANCE WITH THE PROXIES' BEST JUDGEMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

                                                     (Continued on reverse side)

                               MOORE PRODUCTS CO.

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IF YOUR STOCK CERTIFICATE IS LOST, STOLEN OR DESTROYED, OR IF YOU CHANGE YOUR ADDRESS, PLEASE CONTACT OUR STOCK TRANSFER AGENT, CHEMICAL MELLON SHAREHOLDER SERVICES, AT 1-800-526-0801.



1.  Election of Directors

To vote FOR                        To Withhold
the nominees                       Authority to vote
listed below                       for the nominees
check this box                     check this box
(except as marked to the
 contrary below)

    /  /                                /  /

    (To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.)

Robert B. Adams           Edward T. Hurd                  Edwin G. Rorke

2.   Approval of the 1997 Non-Employee Director Equity Incentive Plan

    For                      Against                       Abstain
    /  /                       /  /                          /  /

3. Amendment of the 1994 Incentive Stock Option and Non-Qualified Stock Option Plan

    For                      Against                       Abstain
    /  /                      /  /                          /  /

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                              DATED:____________________________________,1997

                                    _________________________________________
                                                    Signature

                                    _________________________________________
                                            Signature if held jointly

                                    Please sign exactly as name appears hereon.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, or as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE PROXY CARD(S) USING THE ENCLOSED ENVELOPE.